UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 30, 2016

Date of report (Date of earliest event reported)

LifeLock, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35671	56-2508977
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 East Rio Salado Parkway, Suite 400

Tempe, Arizona 85281

(Address of principal executive offices and zip code)

(480) 682-5100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 30, 2016, LifeLock, Inc. (“LifeLock” or the “Company”) entered into a proposed settlement stipulation (the “Proposed Settlement Stipulation”) in connection with the previously disclosed stockholder derivative action captioned Manthangodu v. Davis, et al., Case No. CV2015-054087 (the “Manthangodu Action”). The Manthangodu Action was filed in the Superior Court of Arizona for Maricopa County (the “Court”) purportedly on behalf of LifeLock and against certain members of its Board of Directors (the “Individual Defendants”). Four substantively similar stockholder derivative actions were consolidated with the Manthangodu Action in a matter captioned In re: LifeLock, Inc. Derivative Litigation, No. CV2015-054087 (Ariz. Super. Court).

Pursuant to the Proposed Settlement Stipulation, LifeLock and the Individual Defendants assert that they at all times acted in a manner they reasonably believed to be in the best interests of LifeLock and its stockholders and expressly deny all allegations of wrongdoing. LifeLock believes that the decision to settle takes into account the continued expense, uncertainty, and risks inherent in a litigation matter. In connection with the entry into the Proposed Settlement Stipulation, the plaintiff agreed to the dismissal, with prejudice, of the Manthangodu Action as well as a release of any and all related stockholder claims against LifeLock and its current and former directors, officers, employees, and agents. In exchange, LifeLock and the Individual Defendants agreed to continue and/or implement certain corporate governance measures and have agreed to pay attorney’s fees in the amount of $6 million. The terms of the Proposed Settlement Stipulation will not result in changes to the Company’s products and services or its business. The Proposed Settlement Stipulation is subject to the approval of the Court.

The description of the Proposed Settlement Stipulation is qualified in its entirety by the full text of the Proposed Settlement Stipulation which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Proposed Settlement Stipulation, executed June 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFELOCK, INC.

Date: July 1, 2016	By:	/s/ Sharon Segev
Sharon Segev
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

10.1	Proposed Settlement Stipulation, executed June 30, 2016.